Tompkins Financial Corporation 8-K

EXHIBIT 99.1

News Release

For Immediate Release:

May 11, 2020

For more information contact:

Stephen S. Romaine, President & CEO

Tompkins Financial Corporation (888) 503-5753

WITH PHOTO – Ita Rahilly shot.jpg

Ita M. Rahilly joins Tompkins Financial Corporation

Board of Directors

ITHACA, NY - Tompkins Financial Corporation (NYSE American: TMP) - Tompkins Financial Corporation is pleased to welcome Ita M. Rahilly to the Tompkins Financial Corporation Board of Directors. Ms. Rahilly was officially elected at the Annual Meeting of Shareholders held on Tuesday, May 5, 2020. Ms. Rahilly will continue as a director of Tompkins Financial’s affiliate, Tompkins Mahopac Bank, where she has served since 2018.

Rahilly has served as a Tax Partner with the firm of RBT CPAs, LLP in Newburgh, NY since January, 2005. She is the Partner in charge of the firm’s tax division where she assists closely-held businesses and their shareholders and high net worth individuals in achieving their goals. Additionally, she is a member of the Governing Council of the American Institute of Certified Public Accountants (AICPA), President of the New York State Society of Certified Public Accountants (NYSSCPA), a member of the National Association of Estate Planners and Councils (NAEPC), and the Hudson Valley Estate Planning Council.

Dr. Thomas R. Rochon, Chairman of Tompkins Financial, stated, “We are very pleased to welcome Ita to the Tompkins Financial Board of Directors. She is highly regarded by clients and peers and widely recognized for her expertise in estates, trusts, succession planning, corporate partnerships, international taxation, and non-profit information reporting. I have appreciated Ita’s contributions and insights on the Tompkins Mahopac Bank board over the past two years; they have been vital to the success of the Hudson Valley communities that we serve and I look forward to her bringing her expertise to the Corporate board.”

Steve Romaine, President and CEO of Tompkins Financial Corporation, stated, “We believe Ita’s qualifications to sit on our Board of Directors include her 25 years of experience dealing with financial and accounting matters for complex organizations. She has acquired a deep understanding of the Hudson Valley business environment during her years of working with commercial clients in the region.”

Rahilly has her Bachelor of Business Administration in Accounting from the University of Notre Dame.

Tompkins Financial Corporation is a financial services company serving the Central, Western, and Hudson Valley regions of New York and the Southeastern region of Pennsylvania. Headquartered in Ithaca, NY, Tompkins Financial is parent to Tompkins Trust Company, Tompkins Bank of Castile, Tompkins Mahopac Bank, Tompkins VIST Bank, Tompkins Insurance Agencies, Inc., and offers wealth management services through Tompkins Financial Advisors. For more information on Tompkins Financial, visit www.tompkinsfinancial.com.